Exhibit 23




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CalAmp Corp.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-98981 and 333-119858), Form S-4 (No. 333-
112851) and Form S-8 (Nos. 33-31427, 33-36944, 33-72704, 33-60879, 333-33925,
333-93097, 333-114873 and 333-119842) of CalAmp Corp. of our reports dated May 14, 2008, with respect to the consolidated balance sheets of CalAmp Corp. and subsidiaries as of February 28, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended February 28, 2008, and the effectiveness of internal control over financial reporting as of February 28, 2008, which reports appear in the February 28, 2008 annual report on Form 10-K of CalAmp Corp.

Our report on the financial statements of CalAmp Corp. refers to a change in the method of accounting for share-based payments (effective March 1, 2006) and a change in the method of accounting for uncertainties in income taxes (effective March 1, 2007). Our report on the effectiveness of internal control over financial reporting as of February 28, 2008, contains an explanatory paragraph that states management excluded Aercept from its assessment of the effectiveness of CalAmp Corp.'s internal control over financial reporting as of February 28, 2008. Aercept, acquired on March 16, 2007, accounted for $21.1 million, or 15%, of the Company's total assets as of February 28, 2008, and contributed approximately $12.4 million, or 9%, of the Company's total revenue for the year ended February 28, 2008. Our audit of internal control over financial reporting of CalAmp Corp. also excluded an evaluation of the internal control over financial reporting of Aercept.




/s/  KPMG LLP

Los Angeles, California
May 14, 2008